NEWS RELEASE
846 N. Mart-Way Court, Olathe, Kansas 66061	Phone: 913-647-0158	Fax: 913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION REPORTS THIRD QUARTER FINANCIAL RESULTS

Sales improved 29% and profit up over 300% from the prior year

Olathe, Kansas (March 14, 2011) - Elecsys Corporation (NASDAQ: ESYS), a developer and manufacturer of machine to machine (M2M) data acquisition, telemetry, analysis systems, and custom electronic assemblies for critical industries, today announced its financial results for the third fiscal quarter ended January 31, 2011.

Sales for the quarter were $6,109,000, an increase of 29%, or $1,368,000, from $4,741,000 in the third quarter of fiscal 2010.  Total sales year-to-date increased 36%, or $4,409,000, to $16,770,000.  The increases were the result of continued growth in bookings in our custom electronic assemblies and an overall increase in sales of our proprietary products and services as compared to the prior year.

Income before taxes for the quarter was $356,000, compared to income before taxes of $2,000 for the same quarter in the prior year.  For the first nine months of fiscal 2011, income before taxes grew to $697,000 from a loss before taxes of $1,157,000 in the first nine months of fiscal 2010.

Net income was $262,000, or $0.07 per diluted share, for the quarter ended January 31, 2011.  For the quarter ended January 31, 2010, net income was $64,000, or $0.02 per diluted share.  For the nine-month period ended January 31, 2011, net income totaled $470,000, or $0.12 per diluted share, while net loss for the comparable prior year period was $654,000, or $0.19 per diluted share.

Sales for the Electronic Design and Manufacturing Services (“EDMS”) business segment increased 40% to approximately $3,638,000 for the three-month period ended January 31, 2011, an increase of $1,042,000 from $2,596,000 in the comparable quarter in the prior

Elecsys Corporation Reports Third Quarter Financial Results, p. 2

year.  Fiscal year-to-date EDMS sales were $9,703,000, an increase of 44%, or $2,966,000, from $6,737,000 in the nine-month period ended January 31, 2010.

Sales of proprietary products and services increased 23% to $2,293,000 for the three-month period ended January 31, 2011, a $423,000 increase from sales of $1,870,000 during the prior year period.  Proprietary product sales increased $1,593,000, or 32%, to $6,537,000 for the nine-month period ended January 31, 2011 compared to $4,944,000 in the comparable period of the prior fiscal year.  Increasing customer demand for our Watchdog CP products and the Director Series of communication products and database services contributed significantly to the increase in sales.  The Company’s Radix and eXtremeTAG RFID solutions posted a slight sales decrease of 5% during the fiscal quarter due to fewer shipments of eXtremeTAG RFID tags and lower revenue from software and installation services.

The Company expects our sales growth to continue over the new few quarters as compared to the most recently completed fiscal quarter.  EDMS sales are expected to grow slightly in the near term due to currently scheduled orders in backlog, the anticipated addition of several new customers, and the continued transition of several projects from the design phase to production.  The Company continues to experience strong demand for its wireless remote monitoring and telemetry solutions that include WatchdogCP, SensorCast, and Director products and services and expect sales will continue to increase over the next few quarters, boosted by demand for new products currently being developed.  Additionally, sales of handheld computers, related peripherals, eXtremeTAG RFID solutions, and maintenance contract services will likely provide slight increases in sales over the next few fiscal quarters as compared to the most recently completed fiscal quarter.

Total backlog as of January 31, 2011 grew by 60%, to $6,271,000, an increase of $2,338,000 from a total backlog of $3,933,000 from one year earlier and an increase of $229,000, or 4%, from a total backlog of $6,042,000 as of April 30, 2010.  This increase in backlog was largely due to increased orders from existing customers combined with the addition of several new customers during the current and preceding quarters.

Elecsys Corporation Reports Third Quarter Financial Results, p. 3

Gross margin was approximately 34% of sales, or $2,048,000, for the three-month period ended January 31, 2011, compared to 32% of sales, or $1,513,000, for the prior year period.   Gross margin for the nine-month period also increased to 33% of sales, or $5,522,000 from gross margin of 31% of sales or $3,882,000 from the nine-month period ended January 31, 2010.  The increase in both gross margin percentage and dollars was a function of the overall increase in sales volume, the product mix for both EDMS and proprietary products, and improved operating efficiencies due to higher sales volumes.

Selling, general and administrative expenses were approximately $1,619,000 during the three-month period ended January 31, 2011 compared with $1,427,000 in the prior year period.  The increase of $192,000, or 13%, resulted from increases in general and administrative expenses of $53,000 due to personnel-related costs, office support expenses and professional fees.  Costs for both research and development and sales and marketing increased a total of approximately $139,000 during the third fiscal quarter and were driven by increases in engineering support costs for new products, marketing expenses, and personnel and personnel-related expenses.  Selling, general and administrative expenses totaled $4,593,000 and $4,743,000, for the nine-month periods ended January 31, 2011 and 2010, respectively.

Karl B. Gemperli, Chief Executive Officer, stated, “We are pleased with our performance during the third quarter which demonstrated significant bottom-line improvement and substantial growth in revenues.  Sales increased over 29% from the third quarter of last year and strong margins and efficient operations doubled our earnings compared to the prior quarter.  Demand for our proprietary industrial M2M solutions continued to grow and we were encouraged by the strong market demand for our latest remote monitoring product, the Watchdog VIP, introduced in December.  In addition, Elecsys continued to reliably deliver innovative and dependable products to select original equipment manufacturers in diverse industrial markets and we believe that our specialized expertise in electronic design and manufacturing services, coupled with the growing trend towards domestic outsourcing, will accelerate the growth in this segment of our business."

Elecsys Corporation Reports Third Quarter Financial Results, p. 4

Gemperli continued, “Our technical capabilities are a vital component of our long-term growth and Elecsys continued to make substantial investments to develop new technology and expand our suite of proprietary M2M communication solutions.  During the quarter, the Elecsys portfolio of intellectual property expanded further with the grant of an additional U.S. patent while we continued to pursue new patentable technology.  In conjunction with new product and technology development, our current sales and marketing initiatives are focused on both expanding the applications of our existing products into new industry segments as exemplified by our recently announced remote monitoring system order for the U.S. Department of Defense and increasing our business in developing international markets with attractive new business potential.  Although the pace and sustainability of the economic recovery remain uncertain, we remain committed to expanding both the breadth of our product offerings and our market penetration and anticipate that the positive trends in revenues and earnings will continue during the coming quarters.”

About Elecsys Corporation
Elecsys Corporation provides innovative machine to machine (M2M) communication technology solutions and custom electronic equipment for critical industrial applications worldwide.  Elecsys proprietary equipment and services encompass rugged wireless remote monitoring, wireless industrial communication, mobile computing, and radio frequency identification (RFID) technologies that are deployed wherever high quality and reliability are essential.  Elecsys also provides integrated displays and custom electronic assemblies for diverse applications in multiple industries.  Its primary markets include energy production and distribution, safety and security systems, agriculture, transportation, aerospace, and natural resource management.  Elecsys develops, markets, and supports proprietary technology and products under the Pipeline Watchdog, Radix, eXtremeTAG, SensorCast, Director, and DCI brand names.  For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement
The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual

Elecsys Corporation Reports Third Quarter Financial Results, p. 5

results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2010. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

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Investor Relations Contact:	Todd A. Daniels
(913) 647-0158, Phone
(913) 982-5766, Fax
investorrelations@elecsyscorp.com

Media Inquiries Contact:	Mary Ann Roe
(913) 647-0158, Phone
(913) 982-5766, Fax
maryann.roe@elecsyscorp.com

Elecsys Corporation and Subsidiary
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2011	2010	2011	2010
Sales	$6,109	$4,741	$16,770	$12,361
Cost of products sold	4,061	3,228	11,248	8,479
Gross margin	2,048	1,513	5,522	3,882

Selling, general and administrative expenses:
Research and development expense	442	344	1,066	870
Selling and marketing expense	380	339	1,181	1,102
General and administrative expense	797	744	2,346	2,771
Total selling, general and administrative expenses	1,619	1,427	4,593	4,743

Operating income (loss)	429	86	929	(861)

Financial income (expense):
Interest expense	(73)	(82)	(225)	(295)
Other income (expense), net	--	(2)	(7)	(1)
	(73)	(84)	(232)	(296)

Net income (loss) before income taxes	356	2	697	(1,157)

Income tax expense (benefit)	94	(62)	227	(503)

Net income (loss)	$262	$64	$470	$(654)

Net (loss) income per share information:
Basic	$0.07	$0.02	$0.12	$(0.19)
Diluted	$0.07	$0.02	$0.12	$(0.19)

Weighted average common shares outstanding:
Basic	3,789	3,552	3,788	3,460
Diluted	3,897	3,680	3,896	3,460

Elecsys Corporation and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	January 31, 2011	April 30, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$512	$493
Accounts receivable, net	2,409	2,582
Inventories, net	6,239	6,043
Other current assets	797	1,148
Total current assets	9,957	10,266

Property and equipment, net	5,478	5,765

Goodwill	1,942	1,942
Intangible assets, net	2,155	2,319
Other assets, net	61	75
Total assets	$19,593	$20,367

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,619	$1,725
Accrued expenses	1,339	1,294
Current maturities of long-term debt	133	128
Total current liabilities	3,091	3,147

Deferred taxes	392	409
Long-term debt, less current maturities	5,644	6,844

Stockholders' equity:
Common stock	38	38
Additional paid-in capital	10,990	10,961
Accumulated deficit	(562)	(1,032)
Total stockholders' equity	10,466	9,967
Total liabilities and stockholders' equity	$19,593	$20,367